                                  Exhibit 11

                     THE MONEY STORE INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER COMMON SHARE (1)
                                  (UNAUDITED)

--------------------------------------------------------------------------------------------------
                                                                    Three months ended March 31,
                                                                    ---------------------------
(Dollars in thousands, except earnings per share)                   1997 (2)             1996 (3)
---------------------------------------------------------------------------------------------------

PRIMARY and FULLY DILUTED EARNINGS PER COMMON SHARE:
       Net income                                                     $26,699              $14,204
       Less preferred dividends                                         2,242                    -
                                                                   ----------           ----------
          Net income for calculating primary
             earnings per common share                                $24,457              $14,204
                                                                   ==========           ==========

        Average common shares outstanding                          57,867,152           51,137,700
       Add the effect of common stock
           equivalents arising from the
           assumed exercise of stock options                        1,422,170            1,600,700
                                                                   ----------           ----------
       Average common shares outstanding as adjusted               59,289,322           52,738,400
                                                                   ==========           ==========

Primary and fully diluted earnings per common share                     $0.41                $0.27
                                                                   ==========           ==========



(1) This presentation is submitted in accordance with Item 601 (b) (11) of Regulation S-K.

(2) The conversion of preferred stock proved to be antidilutive for the quarter and, therefore, was not included in the computation of fully diluted earnings per share.

(3) The 3% materiality test on fully diluted earnings per share was not met, therefore, dual presentation was not required.


                                      26